Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-11 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 17, 2017 (except for Note 30 and 31, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited and our report dated March 17, 2017 (except for Note 29 and 30, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited, included in Amendment No. 4 to the Registration Statement (File No. 333-221560) and related Prospectus of Americold Realty Trust for the registration of its common stock.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

January 18, 2018